Exhibit 10.12

September 30, 2011

Samuel R. Nussbaum, M.D.

21 Southmoor Drive

Clayton, Missouri 63105

Dear Sam:

This letter serves as confirmation of the conversation that Angela Braly had with you regarding your Replacement Ratio SERP Benefit, as defined below. The calculation remains the same with one change: the pay will include the highest three consecutive years of pay without the restriction that those years be in the final five calendar years of your employment. The entire Replacement Ratio SERP Benefit is restated herein.

You will be entitled to a benefit based on a percentage of your pay (“Replacement Ratio SERP Benefit” or “Benefit”) which Benefit shall be fully paid by WellPoint and shall be equal to the amount, if any, by which:

(i)	the amount (expressed as a single lump sum) which is the actuarial equivalent (as determined below) of a benefit (expressed as a straight life annuity with payments beginning at age sixty-two (62) or, if later, beginning at your age at the date of your termination of employment) equal to fifty percent (50%) of your average annual pay (as determined below) during the three (3) consecutive calendar years of employment with WellPoint in which your pay was the highest; exceeds
(ii)	the sum of the following:
a.	the total benefit (expressed as a single lump sum) payable to you under the WellPoint (formerly Anthem) Cash Balance Pension Plan (“Cash Balance Plan”); plus
b.	the amount (expressed as a single lump sum) payable to you under the WellPoint (formerly Anthem) Supplemental Executive Retirement Plan (“SERP”).

For purposes of this Benefit, your pay in a calendar year shall include your annual base salary in each applicable calendar year (including amounts deferred under the WellPoint, Inc. Comprehensive Nonqualified Deferred Compensation Plan) and shall also include the amount of any award under the Annual Incentive Plan paid in the calendar year or payments which would have been paid during the applicable calendar year but for a deferral election made by you, but shall exclude deferred amounts actually paid in the calendar year pursuant to deferral elections made in earlier calendar years. Actuarial equivalent shall be determined using the same actuarial assumptions set forth in the Cash Balance Plan; provided, however, that before the lump sum conversion is effected under subparagraph (i) above, the benefit under such subparagraphs shall be reduced by four-twelfths (4/12ths) of one (1) percent for each month that your age at the date of your employment termination precedes your attainment of age sixty-two (62).

The Replacement Ratio SERP Benefit shall vest as follows: twenty-five percent (25%) on January 2, 2006; (ii) fifty percent (50%) on January 2, 2007; (iii) seventy-five percent (75%) on January 2, 2008; and one hundred percent (100%) on January 2, 2009 and thereafter. The payment of the Replacement Ratio SERP Benefit shall be made at the same time (and in the same form) as payment of your SERP benefit and by using the same actuarial factors applicable to the SERP in converting the Benefit to a form other than a single lump sum.

Please don’t hesitate to contact me or Susan Ford should you have any questions about this letter.

Sincerely,

/s/ Randal L. Brown

Randal L. Brown

Enclosure

Cc:	Cathy Kelaghan
Susan Ford